                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Marshall & Ilsley Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     1)  Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:

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

                         MARSHALL & ILSLEY CORPORATION
                            770 North Water Street
                          Milwaukee, Wisconsin 53202

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                April 24, 2001

To the Shareholders of Marshall & Ilsley Corporation:

   The 2001 Annual Meeting of Shareholders of Marshall & Ilsley Corporation will be held at the Milwaukee Athletic Club, 758 North Broadway, Grand Ballroom, 4th Floor, Milwaukee, Wisconsin, on Tuesday, April 24, 2001 at 10:00 a.m., local time, for the following purposes:

  (1) To elect seven Directors to serve until the 2004 Annual Meeting of Shareholders and one Director to serve until the 2003 Annual Meeting of Shareholders and until their respective successors are elected and qualified; and

  (2) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

   Shareholders of record at the close of business on February 28, 2001 are entitled to notice of and to vote at the Annual Meeting.

   Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Therefore, whether or not you expect to attend the annual meeting in person, you are urged to vote by completing and returning the accompanying proxy in the enclosed envelope, by a telephone vote or by voting electronically via the Internet. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by written notice of revocation to the Secretary of the Company or by submitting a later-dated proxy.

                                          M. A. HATFIELD, Secretary

March 9, 2001

                         MARSHALL & ILSLEY CORPORATION
                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                                 March 9, 2001

                                Proxy Statement

   The proxy you received is solicited by the Board of Directors of Marshall & Ilsley Corporation (the "Company" or "M&I") for use at the Annual Meeting of Shareholders to be held on Tuesday, April 24, 2001 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect seven Class II Directors, each of whom will hold office until April 2004, and one Class I Director who will hold office until April 2003, and with respect to each Director, until his or her successor is elected and qualified.

   The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $6,500. The Proxy Statement and the Proxy are being sent to the Company's shareholders commencing on or about March 9, 2001. Shareholders who have consented to electronic delivery of the Proxy Statement and the Company's Annual Report on Form 10-K will receive those documents via posting on M&I's web site: www.micorp.com/ereports.html.

   Each shareholder of record at the close of business on February 28, 2001 will be entitled to one vote for each share of common stock registered in such shareholder's name. The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the "Common Stock") and its non-voting Series A preferred stock (the "Preferred Stock"). As of February 28, 2001, the Company had outstanding 102,868,135 shares of Common Stock and 336,370 shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

   Any shareholder executing and delivering his or her proxy may revoke the same at any time prior to the voting thereof by advising the Secretary of the Company in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

   The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the "Reinvestment Plan") administered by Continental Stock Transfer and Trust Company, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by Continental Stock Transfer and Trust Company for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

   The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, is being provided to shareholders with this Proxy Statement.

   Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class II Director and a Class I Director. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum. Directors are elected by a plurality of the votes cast by holders of the Company's Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the eight nominees who receive the largest number of votes will be elected as directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table lists as of February 28, 2001 information regarding the beneficial ownership of shares of Common Stock by each current director, each nominee for director who is not currently a director (Messrs. Bruce Jacobs, Johnson and Urdan), each named executive officer of the Company, each person believed by the Company to be a beneficial owner of more than 5% of Common Stock, and all current directors and executive officers of the Company as a group:

                                               Amount and
                                               Nature of                        Percent
            Name and Address                   Beneficial                         of
           of Beneficial Owner                Ownership(1)                       Class
           -------------------                ------------                      -------
      Marshall & Ilsley Corporation            9,438,776(2)                      9.18%
       770 North Water Street
       Milwaukee, WI 53202
      The Northwestern Mutual Life             7,743,773(3)                       7.26%
       Insurance Company
       720 East Wisconsin Avenue
       Milwaukee, WI 53202
      Richard A. Abdoo                             8,100(4)                        *
      Oscar C. Boldt                             111,656(5)                        *
      T.M. Bolger                                101,701(6)                        *
      Wendell F. Bueche                           31,818(7)                        *
      Jon F. Chait                                47,639(8)                        *
      J.L. Delgadillo                            101,670(9)                        *
      G.H. Gunnlaugsson                          237,710(10)                       *
      Timothy E. Hoeksema                          7,500(4)                        *
      Bruce E. Jacobs                             18,033(11)                       *
      Burleigh E. Jacobs                          52,500(4)                        *
      Donald R. Johnson                              532(12)                       *
      Ted D. Kellner                             538,625(13)                       *
      James F. Kress                              28,000(14)                       *
      D.J. Kuester                               532,128(15)                       *
      Katharine C. Lyall                          12,850(16)                       *
      Edward L. Meyer, Jr.                        35,442(17)                       *
      Don R. O'Hare                               23,806(18)                       *
      San W. Orr, Jr.                            454,509(19)                       *
      P.M. Platten, III                          282,912(20)                       *
      Robert A. Schaefer                          76,161(21)                       *
      John S. Shiely                               9,500(4)                        *
      Stuart W. Tisdale                           19,600(22)                       *
      James A. Urdan                              47,589(23)                       *
      George E. Wardeberg                         10,428(24)                       *
      J.B. Wigdale                               899,347(25)                       *

   All current directors and executive officers of the Company as a group (31 persons) own 3,905,632 shares of Common Stock or 3.80% of the total Common Stock outstanding. (26)
--------
*less than 1%
(1) Except as indicated below, all shares shown in the table are owned with sole voting and investment power. Includes options transferred to the employee's immediate family or trust or partnership for the benefit thereof.

(2) This information is based on Amendment No. 20 to Schedule 13-G filed on February 14, 2001. All such shares are owned by wholly-owned subsidiaries of the Company as trustee or in other fiduciary capacities. The subsidiaries are Marshall & Ilsley Trust Company (the "Trust Company"), Marshall & Ilsley Trust Company of Florida and M&I Investment Management Corp. Of these shares, one or more of the subsidiaries has sole voting power as to 1,181,358 shares, shared voting power as to 6,025,162 shares, sole investment power as to 2,659,223 shares and shared investment power as to 6,749,553 shares. The amount and percentage of shares beneficially owned, and the amount of shares to which the Trust Company has shared voting or investment power, include 5,787,720 shares held by the Trust Company as to which it disclaims beneficial ownership.

(3) This information is based on Amendment No. 12 to Schedule 13-G filed on February 13, 2001. Of these shares, 3,844,228 may be acquired by conversion of 336,370 shares of Preferred Stock, 18,800 are owned by investment company affiliates of The Northwestern Mutual Life Insurance Company ("NML") and 3,880,745 are owned by Lydell, Inc., an indirect, wholly-owned subsidiary of NML. NML has sole voting and investment power as to 3,844,228 of these shares and shared voting and investment power as to 3,899,545 shares. In 1999, the Board of Governors of the Federal Revenue Board ("FRB") released NML from the limitations set forth in the December 27, 1985 letter to NML from the FRB. In connection with such action, NML agreed to notify the FRB prior to acquiring additional shares such that NML's total investment in the Company would exceed 9.9% of the Company's total outstanding Common Stock or prior to taking any other action that would trigger any rebuttable presumption of control under FRB regulations.

(4) Includes 7,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(5) Includes 34,703 shares held by Mr. Boldt's family as to which he disclaims beneficial ownership, 30,400 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001, and 2,878 shares credited under the Company's deferred compensation plan for Directors.

(6) Includes 220 shares held by Mr. Bolger's family as to which he disclaims beneficial ownership and 60,666 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(7) Includes 20,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001 and 1,518 shares credited under the Company's deferred compensation plan for Directors.

(8) Includes 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001 and 14,152 shares credited under the Company's deferred compensation plan for Directors.

(9) Includes 80,666 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(10) Includes 2,700 shares held by Mr. Gunnlaugsson's family as to which he disclaims beneficial ownership and 178,575 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(11) Includes 8,884 shares held by Mr. Jacobs' family as to which he disclaims beneficial ownership and 4,012 shares credited under the Company's deferred compensation plan for Directors.

(12) Shares credited under the Company's deferred compensation plan for Directors.

(13) Includes 25,000 shares held by trust for which Mr. Kellner exercises shared voting and investment power, 504,200 shares held in the Kellner Family Limited Partnership as to which he disclaims beneficial ownership in excess of his pecuniary interest, and 425 shares credited under the Company's deferred compensation plan for Directors.

(14) Includes 17,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(15) Includes 16,577 shares as to which Mr. Kuester exercises sole voting power and 325,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(16) Includes 12,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(17) Includes 2,510 shares held by Mr. Meyer's family as to which he disclaims beneficial ownership, 27,900 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001, and 2,908 shares credited under the Company's deferred compensation plan for Directors.

(18) Includes 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(19) Includes 403,713 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001, and 15,447 shares credited under the Company's deferred compensation plan for Directors.

(20) Includes 7,848 shares held by Mr. Platten's family as to which he disclaims beneficial ownership, 177,084 shares as to which Mr. Platten exercises sole voting power and 12,500 shares of which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(21) Includes 10,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001 and 1,299 shares credited under the Company's deferred compensation plan for Directors.

(22) Includes 500 shares held by Mr. Tisdale's family as to which he disclaims beneficial ownership and 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(23) Includes 7,200 shares held by Mr. Urdan's family as to which he disclaims beneficial ownership, 15,589 shares credited under the Company's deferred compensation plan for Directors and 2,000 shares held by trust for which Mr. Urdan exercises sole investment power and as to which he disclaims beneficial ownership.

(24) Includes 5,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001 and 5,428 shares credited under the Company's deferred compensation plan for Directors.

(25) Includes 11,678 shares held by Mr. Wigdale's family as to which he disclaims beneficial ownership and 641,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

(26) Includes 6,000 shares of restricted stock as to which the holders exercise sole voting power and 1,842,531 shares which could be acquired pursuant to the exercise of stock options within 60 days of February 28, 2001.

   In addition to the ownership of Company Common Stock described above, each of Messrs. Bolger, Bueche, Gunnlaugsson, Kuester, O'Hare, Orr, Shiely, Urdan and Wigdale beneficially owns a total of 28 shares of Series A Adjustable Rate Preferred Stock (the "Preferred Stock") of the Company's subsidiaries formed as real estate investment trusts (the "REIT Subsidiaries"). Mr. Kuester's wife also owns a total of 28 shares of Preferred Stock of the REIT Subsidiaries. Mr. Kuester disclaims beneficial ownership of these shares. Each such person owns less than 1% of the outstanding Preferred Stock of each subsidiary. All current directors and executive officers as a group hold a total of 364 shares of Preferred Stock of the REIT Subsidiaries, representing 1.2% of the Preferred Stock of each subsidiary.

                             ELECTION OF DIRECTORS

   The Company's Restated Articles of Incorporation provide that the Company's Directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual

Meeting, shareholders will elect seven Class II Directors to serve until the Company's 2004 Annual Meeting of Shareholders and one Class I Director who will hold office until the Company's 2003 Annual Meeting of Shareholders, and with respect to each Director, until his or her successor is elected and qualified. Each Class II Director's term expires at the 2001 Annual Meeting. The following table sets forth certain information with regard to each of the nominees for election as a Director as well as each of the Company's continuing Class III and Class I Directors.

   Mr. Don R. O'Hare, who has been a Director of the Company for 24 years, and Mr. Stuart W. Tisdale, who has been a Director of the Company for 15 years, will be retiring from the Board at the 2001 Annual Meeting. In addition, Mr. Gus A. Zuehlke, who was a Director of the Company for seven years, retired from the Board in February 2001. The Company expresses its thanks to Messrs. O'Hare, Tisdale and Zuehlke for their many years of loyal service.

                        NOMINEES STANDING FOR ELECTION

    Name                              Principal Occupation
                                        and Directorships

                Class II Directors (terms expiring April 2004)

Jon F. Chait      Age 50
                  Chairman and Chief Executive Officer of Spring Group, plc, a provider of workforce management solutions, May 2000 to present; Chairman and Chief Executive Officer of
                  Magenta.com, a developer of web-enabled human resource solutions, July 1999 to May 2000; Independent Financial
                  Consultant, July 1998 to July 1999; Executive Vice
                  President, Secretary and Director, August 1991 to July 1998,
                  Managing Director International Operations, 1995 to July
                  1998, Chief Financial Officer, August 1993 to 1995, Manpower
                  Inc. and Executive Vice President, September 1989 to July
                  1998, Manpower International Inc., a provider of temporary employment services. A Director since 1990.

Bruce E. Jacobs  Age 53
                  President and Chief Executive Officer of Grede Foundries, Inc., a manufacturer of grey and ductile iron, steel and alloyed castings, since 1994. A director of BioAcoustics, Inc. and Walker Forge, Inc. Mr. Jacobs is the son of Mr. Burleigh E. Jacobs.

Donald R. Johnson  Age 59
                  President and Chief Executive Officer since 1998 and President and Chief Operating Officer from 1996 to 1998 of Modine Manufacturing Company, a provider of heat-transfer and heat storage technology. A director of Grede Foundries, Inc. and Modine Manufacturing Company.

D.J. Kuester  Age 59
                  President of the Company since 1987; President and Director since January 1989, M&I Marshall & Ilsley Bank; Chairman of the Board and Director, Metavante Corporation. Also a director of Modine Manufacturing Company. A Director since February 1994.

Edward L. Meyer, Jr.  Age 63
                  Chairman of the Board, Anamax Corporation, a processor of hides and skins and manufacturer of various rendered products. A Director since May 1994.

San W. Orr, Jr.  Age 59
                  Chairman of the Board and Director, Wausau-Mosinee Paper Corporation; Attorney, Estate of A.P. Woodson & Family. A Director since July 1994.

George E. Wardeberg  Age 65
                  Vice Chairman, Wisconsin Energy Corporation, a holding company with subsidiaries in utility and nonutility businesses, since April 2000; Chairman and Chief Executive Officer from 1997 to 2000, President and Chief Executive Officer from 1994 to 1997, WICOR, Inc., a holding company with subsidiaries in energy services and pump manufacturing. Also a director of Twin Disc, Inc. since April 1999. A Director since April 1999.

                  Class I Director (term expiring April 2003)

James A. Urdan  Age 69
                  Retired Partner, Quarles & Brady, L.L.P., a law firm.

                             CONTINUING DIRECTORS

        Name                 Principal Occupation and Directorships

                Class III Directors (terms expiring April 2002)

Oscar C. Boldt  Age 76
                  Chairman, The Boldt Group, Inc., subsidiaries in general contracting, development and related businesses. A Director since May 1994.

Timothy E. Hoeksema  Age 54
                  Chairman, President and Chief Executive Officer of Midwest Express Holdings, Inc., a holding company with a principal subsidiary in the passenger jet airline business, since 1983. Also a director of The Marcus Corporation. A Director since April 1999.

Burleigh E. Jacobs  Age 81
                  Chairman of the Board and Director, Grede Foundries, Inc., a manufacturer of grey and ductile iron, steel and alloyed castings. A Director since 1967.

James F. Kress  Age 71
                  Chairman, Green Bay Packaging, Inc., a manufacturer of corrugated and packaging materials. A Director since 1986.

Robert A. Schaefer  Age 63
                  Retired; Former Director, Executive Vice President and Chief Operating Officer of Security Capital Corporation and Former Director, President and Chief Operating Officer of Security Bank S.S.B. A Director since December 1997.

John S. Shiely  Age 48
                  President, Chief Operating Officer and Director since 1994, Executive Vice President-Administration from 1991 to 1994, Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment. A Director since April 1999.

                 Class I Directors (terms expiring April 2003)

Richard A. Abdoo  Age 57
                  Chairman of the Board, President and Chief Executive Officer, Wisconsin Energy Corporation, a holding company with subsidiaries in utility and nonutility businesses, since May 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric Power Company since June 1990. A director of United Wisconsin Services, Inc. and Sensient Technologies Corporation. A Director since July 1994.

Wendell F. Bueche  Age 70
                  Retired; Chairman, August 1994 to July 1998, Chief Executive Officer, February 1993 to July 1997, President, February 1993 to August 1994, Director, February 1993 to April 1999, IMC Global, Inc. A Director since 1983.

Ted D. Kellner  Age 54
                  Chairman and Chief Executive Officer of Fiduciary Management, Inc., an investment management firm, since 1980. A Director since April 2000.

Katharine C. Lyall  Age 59
                  President of the University of Wisconsin System since 1992. Also a director of Alliant Energy Co., Kemper National Insurance Companies and the Carnegie Foundation for the Advancement of Teaching. A Director since December 1997.

P.M. Platten, III  Age 61
                  Retired; Vice Chairman of the Board of the Company from May 1994 to May 1997; Former President and Chief Executive Officer, January 1989 to May 1994, Valley Bancorporation. A Director since May 1994.

J.B. Wigdale  Age 64
                  Chairman of the Board of the Company from December 1992 to present, Chief Executive Officer of the Company from October 1992 to present, Vice Chairman of the Board of the Company from December 1988 to December 1992; Chairman of the Board, January 1989 to present, Chief Executive Officer, September 1987 to present, of M&I Marshall & Ilsley Bank. Director, Metavante Corporation. A Director since 1988.

   The Board of Directors of the Company has standing Executive Compensation, Audit, Retirement Investment, Nominating and Executive Committees. The Board of Directors held seven meetings in 2000. Each incumbent Director attended at least 75% of the meetings of the Board and Board Committees on which the Director served.

   The Executive Compensation Committee is responsible for administering compensation levels for certain senior officers of the Company and its subsidiaries, including all executive officers of the Company, and for administering the Company's nonqualified compensation plans, including the Executive Stock Option Plans, the 1994 Long-Term Incentive Plan and the Annual Executive Incentive Compensation Plan. The current members of the Executive Compensation Committee are Messrs. Burleigh Jacobs (Chairman), Bueche, O'Hare and Wardeberg, none of whom are employees of the Company or any of its subsidiaries. The Executive Compensation Committee held seven meetings in 2000. Salaries for other employees of the Company and its subsidiaries are determined by the management of the respective subsidiaries and are reviewed by the compensation committee of the Board of Directors of the subsidiary involved.

   The Audit Committee has responsibility for nominating the Company's independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent auditors and reviewing the financial statements of the Company and the audit function to ensure full compliance with requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The Board of Directors has adopted a written charter for the Audit Committee. The complete text of the Audit Committee's charter is set forth in Appendix A. The current members of the Audit Committee, all of whom are non-employee directors, are Messrs. O'Hare (Chairman), Orr and Hoeksema and Ms. Lyall. The members of the Audit Committee are independent in accordance with the listing standards of the New York Stock Exchange. The Audit Committee held three meetings in 2000.

   The Retirement Investment Committee is responsible, in relation to funding policy, for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company's Retirement Growth Plan and Incentive Savings Plan. The members of the Retirement Investment Committee, none of whom are employees of the Company, are Messrs. O'Hare (Chairman), Chait, Kellner and Tisdale. The Committee held three meetings in 2000.

   The Nominating Committee is responsible for recommending to the Board nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. Current employees of the Company are not eligible to serve on the Nominating Committee. The members of the Nominating Committee are Messrs. Tisdale (Chairman), Chait and Boldt. The Nominating Committee has not established procedures for shareholders to recommend nominees for director beyond those contained in the Company's By-laws. The Nominating Committee held one meeting in 2000.

   The Executive Committee has the authority to act on behalf of the full Board of Directors in managing the business and affairs of the Company when the Board of Directors is not in session. The members of the Executive Committee in 2000 were Messrs. Wigdale (Chairman), Burleigh Jacobs, Shiely, Wardeberg and Tisdale. The Executive Committee held three meetings in 2000.

                 LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

   Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 2000, such persons and firms have been indebted to the Company's bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers, including their related interests, by the Company and its significant subsidiaries represented approximately 12.6% of shareholders equity at December 31, 2000.

   From time to time, directors and officers of the Company and their associates may sell shares of their Common Stock to the Company pursuant to the Company's stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.

                          SUMMARY COMPENSATION TABLE

                                                 Long-Term Compensation(1)
                                    Annual       --------------------------
                                 Compensation        Awards       Payouts
                              ------------------ --------------- ----------
                                                   Securities       LTIP
   Name and Principal                              Underlying     Payouts         All Other
        Position         Year Salary($) Bonus($) Options/SARs(#)    $(2)    Compensation($)(3)(5)
   ------------------    ---- --------- -------- --------------- ---------- ---------------------
J.B. Wigdale............ 2000 $725,000  $440,873     122,500     $  907,410       $154,694
 Chairman of the Board   1999  700,000   750,540     122,500      1,838,895        121,542
 and Chief Executive     1998  700,000   586,250     100,000        738,825        128,712
 Officer

D.J. Kuester............ 2000  630,000   339,730      80,000        786,422        136,448
 President               1999  600,000   576,601      69,500      1,593,709         99,384
                         1998  600,000   506,490      50,000        640,315        110,761

G.H. Gunnlaugsson(4).... 2000  525,000   283,126           0        604,940        142,319
                         1999  500,000   480,518      55,000      1,103,337         84,274
                         1998  500,000   422,068      40,000        443,295         90,134

J.L. Delgadillo......... 2000  380,000   150,000      29,000        362,964         60,780
 President and Chief     1999  360,000   316,000      29,000        490,372         57,391
 Executive Officer,      1998  320,000   250,000      20,000        197,020         51,052
 Metavante Corporation

T.M. Bolger............. 2000  300,000   136,950      39,000        241,976         46,087
 Senior Vice President   1999  260,000   212,342      29,000        245,186         39,200
                         1998  230,000   170,000      20,000              0         35,836

--------
(1) As of December 31, 2000, Mr. Delgadillo had 1,000 shares of unreleased Key Restricted Stock valued at $49,830. The value was arrived at using a year end 2000 closing market price of $50.83 per share less consideration which is paid by the executive upon issuance of award. Dividends are paid on restricted stock.
(2) LTIP payouts in any given year are based on the number of LTIP units awarded with respect to the prior three-year period and the Company's performance during such period. Accordingly, the amount of LTIP payouts may vary from year to year and in some years, like 1996, there may be no payouts under the LTIP. For 2000 the named executive officers received payouts for awards made with respect to the three-year period from January 1998 through December 2000. The performance criteria for this three-year cycle were based upon both the Company's total shareholder return in relation to companies in the Keefe, Bruyette & Woods 50 Bank Index (the "KBW 50 Index") and the Company's cumulative three-year earnings per share relative to predetermined goals. During this period, the Company's total shareholder return was below the target under the plan and the earnings per share performance exceeded the target level, which when combined resulted in payouts slightly above the total targeted level of the plan.
(3) Includes the following amounts paid by M&I under the Retirement Program for 2000: J.B. Wigdale--$18,700; D.J. Kuester--$13,860; G.H.
    Gunnlaugsson--$18,700; J.L. Delgadillo--$18,700 and T.M. Bolger--$18,700. Includes the following amounts paid by M&I under a Split Dollar Life Insurance Plan for the benefit of the executives for 2000: J.B. Wigdale-- $13,842; D.J. Kuester--$6,384 and G.H. Gunnlaugsson--$5,974. Includes the following employer contributions under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan based on compensation paid or deferred during 2000: J.B. Wigdale--$104,443; D.J. Kuester--$87,418; G.H. Gunnlaugsson--$66,548; J.L. Delgadillo--$42,080 and T.M. Bolger--$27,387. Includes the following above-market amount accrued by M&I on account balances under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan for 2000: J.B. Wigdale-- $17,709; D.J. Kuester--$28,786; G.H. Gunnlaugsson--$15,139. Includes
    $35,958 for G.H. Gunnlaugsson in connection with his early retirement.
(4) Mr. Gunnlaugsson retired on December 31, 2000. Prior to his retirement, Mr. Gunnlaugsson was the Company's Executive Vice President and Chief Financial Officer.

(5) Does not include amounts accrued by M&I under the Non-Qualified Retirement Benefit Plan. The estimated benefits payable to the named executive officers under the Non-Qualified Retirement Benefit Plan are disclosed under "Retirement Plans." In previous years an accrual for this plan was disclosed in this column of the following amounts: 1999--J.B. Wigdale-- $393,173, D.J. Kuester--$180,334 and G.H. Gunnlaugsson--$94,650; 1998--
    J.B. Wigdale--$373,913, D.J. Kuester--$168,573 and G.H. Gunnlaugsson-- $88,611.

   The following table provides information on options granted to the named executive officers during 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               Individual Grants

                           Number of    % of Total
                          Securities   Options/SARs
                          Underlying    Granted to  Exercise or            Grant Date
                         Options/SARs  Employees in Base Price  Expiration   Present
Name                     Granted(#)(1) Fiscal Year   ($/Sh)(2)     Date    Value($)(3)
----                     ------------- ------------ ----------- ---------- -----------
J.B. Wigdale............    122,500        7.1%       $45.60     12/14/10  $1,727,899
D.J. Kuester............     80,000        4.7         45.60     12/14/10   1,128,424
G.H. Gunnlaugsson.......          0          0           N/A          N/A         N/A
J.L. Delgadillo.........     29,000        1.7         45.60     12/14/10     409,054
T.M. Bolger.............     39,000        2.3         41.52     06/30/10     511,091

--------
(1) Includes options transferable to the employees' immediate family or trusts or partnerships for the benefit thereof. Options generally become exercisable based on the following schedule: one-third on the first anniversary of the date of grant, an additional one-third on the second anniversary of the date of grant and the remaining one-third on the third anniversary of the date of grant. All options will become immediately exercisable upon a "Triggering Event" (which relates to a change of control of the Company). Employees who have attained age 55 and have at least ten years of service with the Company or a subsidiary receive options which are fully vested on the date of grant.
(2) All options have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of the Company's Common Stock. Upon exercise of an option, the holder may satisfy any tax obligations either by having the Company withhold shares or by delivering shares such holder already owns.
(3) With respect to the December 14, 2000 grant, the grant date present values were determined using the Black-Scholes model with the following common assumptions: a six-year expected period of time to exercise; a risk-free rate of return of 5.28%; an expected dividend yield of 2.32%; and a volatility factor of 30.61%. With respect to the June 30, 2000 grant, the grant date present values were determined using the Black-Scholes model with the following assumptions: a six-year expected period of time to exercise; a risk-free rate of return of 6.29%; an expected dividend yield of 2.55%; and a volatility factor of 30.01%.

   The following table provides information on options exercised during 2000, and options held at year end, by the named executive officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                       Options/SARs        In-the-Money Options/SARs
                           Shares                     at FY-End(#)(1)           at FY-End($)(2)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
J.B. Wigdale............        0            0     641,000           0      8,714,880           0
D.J. Kuester............        0            0     425,500           0      6,391,475           0
G.H. Gunnlaugsson.......        0            0     223,575           0      3,193,242           0
J.L. Delgadillo.........        0            0      80,666      48,334      1,082,998     151,670
T.M. Bolger.............    5,000      163,648      64,666      58,334        751,078     363,262

--------
(1) Includes shares which were transferred to the employees' immediate family or trusts or partnerships for the benefit thereof.
(2) For valuation purposes, a year end 2000 market price of $50.83 was used.

   The following table provides information on long-term incentive plan awards to the named executive officers.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                  Awards Granted December 2000 for the Performance
                                           Period Beginning January 2001
                         ------------------------------------------------------------------
                            Number of Shares,     Targeted Cash Performance or Other Period
Name                     Units or Other Rights(1)  Payment(2)   Until Maturation or Payout
----                     ------------------------ ------------- ---------------------------
J. B. Wigdale...........          7,500                    0              3 Years
D. J. Kuester...........          6,500                    0              3 Years
G. H. Gunnlaugsson......              0                    0                  N/A
J. L. Delgadillo........              0             $250,000              3 Years
T. M. Bolger............          3,000                    0              3 Years

--------
(1) Units awarded represent share equivalents of the Company's Common Stock. The performance period is the three years commencing on January 1, 2001 and ending on December 31, 2003 for awards made with respect to 2000. Additional Units will be credited to each participant's account when dividends are paid on shares of the Company's Common Stock. Vesting of Units occurs at the end of the three-year period with the exception of the death or disability of the participant, termination of a participant's employment due to retirement or the occurrence of a "Triggering Event" (which relates to a change in control of the Company). A payout multiple is applied to the Units awarded to a participant based on the Company's performance in relation to two equally weighted performance criteria, which represent (i) the total return of the Company's Common Stock for the three-year period when compared with the total return for those stocks composing the KBW 50 Index and (ii) the Company's cumulative earnings per share for the three-year period. The Company's performance in relation to the performance criteria is calculated independently, thereby allowing a participant to receive a payout under one of the criterion but not under the other. The minimum payout multiple is zero for each criterion and the maximum is 137.50%, resulting in a combined maximum of 275%. The resulting payout multiple is applied to the Units awarded plus those credited in lieu of dividends. Before awards are paid, the Executive Compensation Committee must certify the extent to which the performance criteria have been met.
(2) Cash-based awards are made under Metavante Corporation's LTIP. The performance period is the three years commencing on January 1, 2001 and ending on December 31, 2003 for awards granted in December 2000. The performance criterion is based on attaining cumulative three-year net income targets. A payout multiple is applied to the cash award made to a participant based on Metavante Corporation's cumulative net income for the three-year period. The minimum payout multiple is zero and the maximum is 200%. In the event of a change of control of Metavante Corporation or M&I, each participant will be entitled to a payment equal to 125% of established target notwithstanding continued employment by the acquiring company. In the event of a participant's death, disability or retirement in accordance with the plan's specifications, the participant or his estate will continue as a plan participant for the remainder of the outstanding award period.

                               RETIREMENT PLANS

   The Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the "Nonqualified Plan") provides four of the executive officers of M&I with a monthly supplemental retirement benefit. This plan was first adopted in 1991. The original purpose of the Nonqualified Plan was to provide a benefit such that the sum of the benefits from the Retirement Growth Plan, the Corporation's Amended and Restated Supplementary Retirement Benefits Plan (the "SERP"), the SERP Account of the Corporation's Amended and Restated Deferred Compensation Plan (the "Deferred Compensation Plan"), Social Security benefits, and this plan would equal 60% of the participant's average salary and annual short-term incentive for his last five years of employment. The Plan provides for a fixed monthly benefit, starting in most instances when a participant reaches age 65. This fixed monthly benefit was last adjusted in 1996 based on various actuarial and interest rate assumptions, with the intent of obtaining the stated objective discussed above. As of February 1, 2001, the fixed monthly benefits were $24,167, $23,167, and $14,958 for Messrs. Wigdale, Kuester, and Gunnlaugsson, respectively, and $3,292 for one other executive officer. Effective February 22, 2001, the Nonqualified Plan was amended for participants who were actively employed at that time. The amended plan provides for an incremental benefit, where necessary, in the event that the above stated retirement income objective is not met. The additional benefit is determined based on 60% of the individual's average base salary and incentives earned in the last five full calendar years prior to the individual's 66th birthday, less the estimated retirement income from the benefit plans mentioned above, the estimated Social Security benefit, and the fixed benefit from this plan. The total benefits under this plan will continue to be adjusted in the event of death or early retirement before age 62, and can be paid for life with a 120-month certain pay-out or on a joint and survivor basis at the option of the participant. The pay-out option elected will also affect the amount of the annual benefit. If a participant leaves the employ of the Company prior to age 55, he will receive no benefits under the Nonqualified Plan. The estimated total benefits (both the fixed and incremental benefits, where applicable), determined based on the five year average compensation earned through December 31, 2000 and various actuarial and interest rate assumptions are as follows. For Mr. Wigdale, who has attained the age 62 requirement in order to receive the full benefits under this plan, the estimated total monthly retirement benefit under this plan beginning at age 65 is $31,639. For Mr. Kuester and the one other active executive officer, the estimated total monthly benefits beginning at age 65 are $23,994 and $3,292, respectively, assuming they retire on or after attaining age 62. In the event of a Change in Control (as defined in the Nonqualified Plan), each participant who is actively employed will be deemed to retire on the Change of Control date but will have no reduction in benefits under the Plan for retiring prior to age 62. A participant has the option, in certain circumstances, to elect to receive the present value of the benefits to which he is entitled under the Nonqualified Plan upon a Change of Control regardless of his age at that point.

   The Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") provides selected key employees of M&I, including the named executive officers, with the ability to defer up to 80% of base salary and 100% of bonus. Those employees electing to participate have two investment options for amounts deferred: a fixed rate option equal to the Moody's A Long-Term Corporate Bond Rate for the month of September of the previous year and an equity option equal to the total return of the S&P 500 Index. The percentage allocated to any investment option may not be less than 10% and elections may be changed semi-annually. Amounts deferred are distributable upon termination of employment at the election of the participant. Choices range from a lump sum distribution upon termination of employment to a pay-out over 15 years if a participant's employment terminates on or after age 55, other than because of death or disability, with at least 10 years of service. Amounts deferred and investment returns thereon are held in the Marshall & Ilsley Corporation Deferred Compensation Trust II of which Marshall & Ilsley Trust Company is the trustee (the "Trust").

   M&I's Supplementary Retirement Benefits Plan (the "SERP") is a nonqualified benefit plan which covers employees whose compensation exceeds the statutory limits on compensation which can be taken into account for purposes of crediting contributions to M&I's Retirement Growth Plan, including all of the executive officers named in the Summary Compensation Table. The SERP was suspended in August 1999 and M&I will make no further contributions to the SERP. Existing account balances under M&I's Retirement Growth Plan in the SERP will continue to vest as long as the participant remains employed by M&I and will be credited with the applicable investment return until pay-out pursuant to the terms of the SERP. The Deferred Compensation Plan was amended such that persons eligible to participate therein will receive an allocation equal to the amount that would have formerly been allocated under the SERP. This amount, which would have been allocated to such participant's account under M&I's Retirement Growth Plan absent the statutory limitations, is credited to an account which vests after an employee has five years of vesting service as defined in M&I's Retirement Growth

Plan. Participants have the same investment and pay-out elections as other accounts in the Deferred Compensation Plan, described above, and amounts credited under the SERP are held in the Trust.

   In lieu of certain benefits under the Deferred Compensation Plan and/or the SERP, J.B. Wigdale, D.J. Kuester, J.L. Delgadillo, and two other senior executives, will receive life insurance benefits. Under this arrangement, M&I will pay premiums on the life insurance policies purchased for the benefit of the participants and will retain a collateral interest in those policies equal to the amount of the premiums paid by M&I under a split-dollar arrangement. The present value cost of any life insurance purchased under these split-dollar life insurance arrangements will have an economic cost to the Company, after the return of premiums, equal to the present value of the reduction in projected benefits payable under the plans.

               CHANGE OF CONTROL AGREEMENTS AND RELATED MATTERS

   In order to assure management continuity and stability, as of February 1, 2001, M&I had substantially similar Change of Control Agreements (the "Change of Control Agreements") outstanding with four of the five named executive officers, 10 additional executive officers and 17 other officers and employees of the Company and its subsidiaries (collectively, the "Executives"). The Change of Control Agreements with the named executive officers each have a term of three years. The Change of Control Agreements with the other Executives each have a term of two years.

   The Change of Control Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for the relevant term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

   The Change of Control Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for "good reason" or is involuntarily terminated other than for "cause" (as defined in the Change of Control Agreements). In addition, in the case of some Change of Control Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive's current base salary plus the higher of the Executive's bonus for the last year or the Executive's average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive's beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive's disability or termination by M&I for cause.

   The Change of Control Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. Some of the Change of Control Agreements also provide for "gross-up" payments in the event payments to an Executive under the Change of Control Agreement are subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (the "Excise Tax") or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax on the gross-up payment, shall be equal to the payments then due.

   In connection with his retirement, on September 18, 2000, Mr. Gunnlaugsson and M&I entered into an Early Retirement Agreement and a Consulting Agreement (the "Agreements"). Pursuant to the Agreements, Mr. Gunnlaugsson resigned as an officer and director of M&I and its subsidiaries as of December 31, 2000 and will continue to provide certain consulting services to M&I until December 31, 2002. The Early Retirement Agreement provides that Mr. Gunnlaugsson will generally be treated as an age 65 retiree for purposes of determining the allowable exercise period for his vested M&I stock options and payouts for Units awarded in prior years under M&I's LTIP. In exchange for these and other benefits under the Early Retirement Agreement, Mr. Gunnlaugsson agreed to abide by certain non-solicitation, confidentiality and non-competition provisions for a period of two years following his retirement. During the two-year term of the Consulting Agreement, M&I is required to make monthly cash payments of $75,000 to Mr. Gunnlaugsson, make certain contributions to Mr. Gunnlaugsson's account in M&I's Amended and Restated Executive Deferred Compensation Plan and provide health and dental insurance to Mr. Gunnlaugsson and his spouse. In addition, the Consulting Agreement requires Mr. Gunnlaugsson to abide by the non-solicitation, confidentiality and non-competition provisions contained in the Early Retirement Agreement for a period of two years following the Consulting Agreement's termination. In the event of a change of control, Mr. Gunnlaugsson will no longer be bound by the Agreements' non-solicitation, confidentiality and non-competition restrictions.

                      NON-EMPLOYEE DIRECTOR COMPENSATION

   Directors of M&I who are not employees are paid a retainer fee of $12,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $500 for each Committee meeting which they attend. M&I has established a deferred compensation plan for its Directors. Under such plan, all or part of the fees received by a Director may be deferred at the election of the Director. Amounts deferred may be allocated to one of two accounts as selected by the participating Director: (i) the Common Stock account or (ii) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks. Deferred amounts are payable in a lump sum or in not less than two nor more than 10 annual installments, as elected by the participating Director, or, if no such election is made, in five annual installments. Messrs. Boldt, Bueche, Chait, Kellner, Meyer, Schaefer, Wardeberg and Zuehlke elected to defer compensation under the plan during 2000. Directors of M&I who are also Directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the Director compensation schedule of such subsidiaries. Directors of subsidiaries of M&I may also elect to defer compensation under the plan.

   Directors of M&I who are not employees of M&I or its subsidiaries ("Participants") also participate in the 1995 Directors Stock Option Plan. On the date of each Annual Meeting of Shareholders, each Participant elected or re-elected as a director at such Annual Meeting receives an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years in the term to which such Participant has been elected. In addition, a Participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a Participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company. Under the terms of this plan, the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, the options will not be exercisable more than 10 years after the date of grant, and the options will terminate no later than three years after the Participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the Participant's election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

   In connection with the merger with Valley Bancorporation on May 31, 1994, M&I agreed to provide Mr. Zuehlke with a $100,000 annual consulting fee for the remainder of his life. Mr. Zuehlke also receives a car, office space and membership in a professional organization.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

General Policy

   The Executive Compensation Committee (the "Committee") determines the compensation policy for executive officers, makes awards and sets performance criteria under the Company's incentive plans, and determines the salary levels for executive officers. The Committee bases its compensation decisions primarily on its overall assessment of the executive's contribution to the profitability of the Company on both a long-term and short-term basis and the relevant market relationship of the executive officer's compensation. The Committee reviews the executive's performance in light of both the historical financial performance of the Company and the Committee's assessment of the executive's role in ensuring the future financial success of the Company. In this respect, the Committee seeks to reward leadership, innovation and entrepreneurship. The compensation package for senior executives has both objective (performance based) and subjective elements. Awards under the Annual Executive Incentive Plan are based on the achievement of specified performance criteria determined by the Committee. For certain executive officers, the financial performance of the business unit or division for which that executive has responsibility may receive a proportionately larger consideration by the Committee in determining that executive's compensation. The Committee reviews the compensation plans for executives in order to determine whether such plans are consistent with the Company's objectives and financial performance.

   The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which will meet the requirements for deductibility.

2000 Compensation

 Overview

   With regard to 2000 compensation decisions, the Committee reviewed the Company's financial performance on both a long-term and short-term basis, the overall performance of each executive officer, the market relationship of compensation paid to the Company's executive officers and other information which the Committee deemed relevant in the case of any particular individual. A market study was prepared by the Committee's compensation consultants, Hewitt Associates LLC. The study provided the Committee with information on the Company's compensation practices relative to the market. The Committee also compared the Company's compensation levels and financial performance to the companies in the KBW 50 Index, which is the same peer group used in the performance graph, and a more defined group of similarly sized bank holding companies. In making compensation decisions, the Committee did not set the compensation for the Company's executive officers at a specific level as compared to the executives in the peer groups. The Committee's compensation determinations generally reflect competitive factors and performance. In the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company's performance, the Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis (including net income, earnings per share, return on average shareholders' equity and return on average assets). The Committee's decisions with respect to compensation generally reflect all of the factors considered, including objective factors and the Committee's subjective assessment of the executive's performance.

 Annual Executive Incentive Plan

   The Annual Executive Incentive Plan provides for annual cash incentives (bonuses) to the participants based upon one or more objective financial performance criteria selected by the Committee. The Annual Executive Incentive Plan rewards eligible senior executives with an incentive award based on a percentage of each participant's base salary if the performance goals set by the Committee are met for that year. In evaluating the participants' bonus opportunity under the Annual Executive Incentive Plan, the Committee compared each participant's base salary and bonus opportunity relative to those provided by peer companies. The performance criterion for 2000 was based upon earnings per share. Results under the plan were determined based upon diluted earnings per share, adjusted to reflect the net effect of certain nonrecurring events. The company reported diluted earnings per share of $3.32 based on operating income, which is before certain nonrecurring charges. For purposes of the 2000 cash incentive awards for senior executives, an adjusted earnings per share of $3.30 was utilized. In future years, the Committee may use performance criteria different than reported earnings per share or may again adjust performance to reflect extraordinary events and other nonrecurring items. The adjusted earnings per share fell short of the targeted performance level established by the Committee for 2000, and resulted in eligible senior executives receiving payouts ranging from 18% to 61% of their respective 2000 base salaries as compared to payouts ranging from 33% to 107% of base salaries in 1999.

 Base Salary and Long-Term Incentive Compensation

   In determining the base salaries for the Company's executive officers, the Committee takes a long-term view of the executive's job performance, the Company's financial performance and the salaries paid in the marketplace to executives with similar responsibilities. The Committee also reviewed the total compensation opportunities of each senior executive officer. The Committee deemed it appropriate to increase the 2000 base salaries for the senior executive officers. The Committee believes the base salaries, when viewed in conjunction with the annual incentive opportunities of the executive officers, are commensurate with the Committee's evaluation of the information reviewed. Such compensation decisions were based on all the factors, both objective and subjective, considered by the Committee and generally no one specific criterion was applied in making such decisions.

   The Committee made long-term incentive awards in 2000 under the Company's Executive Stock Option and long-term incentive plans. The purpose of these awards is to furnish long-term incentives to executive officers in order to build shareholder value and to motivate and retain the personnel critical to the Company's success. It is the intention of the Committee to continue to emphasize long-term incentives in the compensation provided to the Company's executive officers. In arriving at the 2000 long-term incentive award levels, the Committee compared the total compensation opportunities of each senior executive officer, and the values of each compensation component, in relation to those provided by peer companies for similar positions.

   In determining the total number of options to be granted in 2000 to all employee recipients, including the executive officers, the Committee reviewed the annual option awards and cumulative options outstanding of the peer group companies in relation to outstanding shares. Based upon this review, the Committee determined an increase in the Company's overall option awards was appropriate. In 2000, grants to employees totaled 1,718,400 options, or approximately 1.7% of shares outstanding. The Committee believes annual awards at this level are comparable to the award levels of the peer group companies.

   Participants in the Company's LTIP, including the executive officers, received payouts for awards made with respect to the three-year period from January 1998 through December 2000. The performance criteria for this three-year cycle were based upon both the Company's total shareholder return in relation to companies in the KBW 50 Index and the Company's cumulative three-year earnings per share relative to predetermined goals. During this period, the Company's total shareholder return was below the target under the plan and the earnings per share performance exceeded the target level, which when combined resulted in payouts slightly above the total targeted level of the plan.

 Chief Executive Officer Compensation

   In determining Mr. Wigdale's salary and long-term incentive awards, the Committee's review concentrated on the prevailing market rates of compensation for his position and the Company's current and prior year's financial performance. The Committee considered the compensation of the chief executive officers of the peer group companies, taking into account the Company's size and performance relative to the companies in the peer groups, in order to determine whether Mr. Wigdale is compensated on a basis which is reasonably consistent. Mr. Wigdale received an Annual Executive Incentive Plan Award of approximately 61% of his base salary, resulting from the Company's 2000 adjusted earnings per share performance in relation to the goals established under the plan. It is the Committee's conclusion that Mr. Wigdale's compensation is fair and appropriate.

The Compensation Committee:

 Mr. Jacobs, Chairman Mr. Bueche Mr. O'Hare Mr. Wardeberg

                               PERFORMANCE GRAPH

   The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the KBW 50 Index.

                            CUMULATIVE TOTAL RETURN

                          ASSUMES DIVIDENDS REINVESTED

                              [Performance Graph]

                           12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00
                           -------- -------- -------- -------- -------- --------
M&I.......................   $100     $136     $249     $238     $260     $215
S&P 500...................    100      123      164      211      255      232
KBW 50....................    100      141      207      224      216      260

 KBW = KEEFE, BRUYETTE & WOOD, INC. 50-BANK INDEX; S&P = STANDARD & POOR'S 500.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of Marshall & Ilsley Corporation has:

      (1) Reviewed and discussed the audited financial statements with management;

      (2) Discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61;

      (3) Received the written disclosures and the letter from Arthur Andersen LLP required by Independent Standards Board Standard No. 1; and

      (4) Discussed with Arthur Andersen LLP the auditors' independence.

   Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K.

   Audit Fees. The aggregate fees billed for professional services rendered by the independent auditors for (1) the audit of the Company's financial statements as of and for the year ended December 31, 2000 and (2) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the year were approximately $679,000.

   Financial Information Systems Design and Implementation Fees. The aggregate fees billed for professional services rendered by the independent auditors during 2000 for (1) operating, or supervising the operation of, the Company's information systems or managing its local area networks and (2) designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to its financial statements taken as a whole were zero.

   All Other Fees. The aggregate fees billed by the independent auditors during 2000 for non-audit and non-information systems related services were approximately $3,789,000.

   The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with the independent auditors' independence and satisfied itself as to the auditors' independence.

The Audit Committee:

Mr. O'Hare, Chairman           Mr. Orr          Mr. Hoeksema           Ms. Lyall

                      SUBMISSION OF SHAREHOLDER PROPOSALS

   The 2002 Annual Meeting of Shareholders is scheduled for April 23, 2002. In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2002 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 2002 Annual Meeting of Shareholders must be submitted to the Company no later than January 24, 2002. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2002 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 9, 2001. Proposals should be directed to Mr. M.A. Hatfield, Senior Vice President and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                           PENDING LEGAL PROCEEDINGS

   No director or executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 2000 all filing requirements were complied with, with the exception of filings for two persons. Mr. Meyer failed to timely report two transactions on Forms 4 and Mr. Tisdale failed to timely report two transactions on Forms 4.

                           OTHER VOTING INFORMATION

   Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:00 p.m. Central Time, on April 23, 2001. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

   The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

                                 OTHER MATTERS

   Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          M.A. Hatfield, Senior Vice President
                                           and Secretary

                                                                     Appendix A

                         MARSHALL & ILSLEY CORPORATION
                            AUDIT COMMITTEE CHARTER

   The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring: (1) the integrity of the financial statements of the Corporation; (2) compliance by the Corporation with legal and regulatory requirements; (3) independence and performance of the Corporation's external auditors; and (4) the performance of the Corporation's Audit Services Division.

   The members and the Chairperson of the Audit Committee shall be appointed by the Board of Directors and all members shall meet the independence and experience requirements of the New York Stock Exchange.

   The Audit Committee shall have the authority to retain legal, accounting or other consultants and may request any officer or employee, or the Corporation's outside counsel or independent auditor to meet with the Committee or any members of, or consultants to, the Committee.

   The Audit Committee shall:

     1. Meet on a regular basis (at least annually) and make regular reports to the Board of Directors.

     2. Review and reassess the adequacy of this charter annually and submit it to the Board of Directors for approval.

     3. Review the annual financial statements with management and the independent auditor, including significant financial reporting issues and judgements, major accounting and auditing principles and practices, and the adequacy of internal controls over the financial reporting process. Based on this review, recommend the inclusion of the annual financial statements in the Corporation's Form 10-K.

     4. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communications with Audit Committees") relating to the conduct of the audit.

     5. Receive an annual report from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to insure the independence of the auditor.

     6. Evaluate and approve the proposed scope, staffing, and fees for the independent auditor's annual financial statement audit, review the performance and qualifications of the independent auditor, and recommend to the Board the appointment or replacement of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

     7. Oversee the Corporation's Audit Services Division including reviewing the appointment of the Audit Director; periodically assessing the Audit Charter; evaluating the audit approach, budget and staffing; and reviewing the results of work performed.

     8. Review the results of any regulatory examinations related to the Corporation or any of its affiliates.

     9. Meet at least annually with the Audit Director and the independent auditor in separate executive sessions and review any problems or difficulties the auditors may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws and regulations.

                                                              Please     [X]
                                                              mark your
                                                              votes like this

-------------------------------------------------------------------------------
                                 PROXY BY MAIL

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


                                                            WITHHOLD
1. ELECTION OF CLASS II AND CLASS I DIRECTORS:    FOR       AUTHORITY        2. In their discretion, the Proxies are authorized
                                                                                to vote upon such other business as may properly
(To withhold authority to vote                    [_]          [_]              come before the meeting.
for any individual nominee,
strike a line through that nominee's
name in the list below)

 Class II (with terms expiring April 2004): Jon F. Chait,
 Bruce E. Jacobs, Donald R. Johnson, D.J. Kuester,
 Edward L. Meyer, Jr.,San W. Orr, Jr., and
 George E. Wardeberg; Class I (with term expiring April
 2003): James A. Urdan.


----------------------------------
IF YOU WISH TO VOTE ELECTRONICALLY
PLEASE READ THE INSTRUCTIONS BELOW.
----------------------------------
----------------------------------------     ----------------------------------
                                                       COMPANY NUMBER:

                                                        PROXY NUMBER:

                                                       ACCOUNT NUMBER:

----------------------------------------     ----------------------------------
 Signature _____________________________ Signature _______________ Date ________

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------
              . FOLD AND DETACH HERE AND READ THE REVERSE SIDE .


                         Marshall & Ilsley Corporation

         Voting by Telephone or Internet is Quick, Easy and Immediate

         As a Marshall & Ilsley Corporation shareholder, you now have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

         To Vote Your Proxy by Internet
         ------------------------------
         www.continentalstock.com

         Have your proxy card available when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

         To Vote Your Proxy by Phone
         ----------------------------
         1 (800) 293-8533

         Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

                    PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED ELECTRONICALLY

         To Vote Your Proxy by Mail
         --------------------------
         Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

-------------------------------------------------------------------------------

          PROXY

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            MARSHALL & ILSLEY CORPORATION

          The undersigned appoints J.B. Wigdale and D.J. Kuester, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of Marshall & Ilsley Corporation held of record by the undersigned on February 28, 2001 at the 2001 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 24, 2001 or at any adjournment thereof.

      (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .



                         Marshall & Ilsley Corporation
                     2001 Annual Meeting of Shareholders
                            Tuesday, April 24, 2001
                                10:00 a.m. CST
                           Milwaukee Athletic Club
                                758 N. Broadway
                          Milwaukee, Wisconsin 53202

 Enjoy the Convenience of Electronic Delivery
 Sign up to have M&I's shareholder materials sent to you via the Internet! M&I's shareholders have the option of receiving shareholder communications, such as the annual report, 10-K/Proxy Statement and quarterly fact sheets, electronically via the Internet instead of by mail. Electronic delivery of shareholder materials not only saves on printing and mailing costs, but also provides you with convenient online access to M&I's shareholder materials. For more information, or to sign up for electronic distribution of shareholder materials, go to www.micorp.com and click on Registered Shareholder Services.

-------------------------------------------------------------------------------